Hydrogen Engine Center, Inc. Signs Letter of Intent with
Turkish Boat Builder “Labranda”
U.S. Company Enters International Marine Engine Market

For Immediate Release - December 08, 2006 - Algona, IA - The Chief Operating Officer of Hydrogen Engine Center, Inc. (“HEC” or the “Company”) (OTCBB: HYEG.OB), Bob Morrison, announced today that the Company has received a Letter of Intent from an investment group “Brightwell Holdings BV” representing Turkish boat builder “Labranda” and in cooperation with UNIDO-ICHET (United Nations Industrial Development Organization and International Centre for Hydrogen Energy Technologies). The Letter of Intent puts HEC in position to design, test, build and ship up to 200 alternative-fueled marine engines capable of running on compressed natural gas “CNG” and / or hydrogen for use in water taxis. The water taxis are a 10.9 meter long catamaran boat that will provide transportation for up to 10 people in seaside towns. The marine engines would be built based on the HEC’s new 7.5L V-8 and are intended to replace the 240 HP diesel fueled engines currently used to power water taxis in Turkey, UAE, Qatar, Saudi Arabia and Greece.

The U.S.-based Hydrogen Engine Center, Inc. designs, manufactures and distributes alternative-fuel internal combustion engines for the industrial, distributed and standby power generation markets. HEC representatives recently spoke with numerous interested parties at the Power-Gen International show in Orlando, Florida about other applications for the new 7.5L engine including power generation, hybrid electric vehicles, irrigation and other industrial applications. “The addition of the 7.5L engine to the HEC product lineup will provide the company with the most diverse product mix in the alternative-fueled industrial engine market,” stated Morrison.

“With UNIDO-ICHET working to facilitate an educational and technological exchange between developing and developed nations, we are charged with creating and delivering commercial engine technology,” said Morrison. “We are very pleased to have this opportunity to work with Labranda. It demonstrates the viability of developing new power systems and energy sources as part of a global initiative to employ clean and renewable energy sources.”

With a newly built manufacturing plant, Hydrogen Engine Center, Inc. is able to quickly manufacture and ship alternative-fuel engines to previously untapped markets. Over time, the Company expects the marine industry to have a high demand for alternative fuels and non-carbon based emission engines.

Joe E. Lewis, III, Vice President of Engine Sales at HEC remarked, “When it comes to alternative fuel technologies, the marine engine market is wide open for significant new business development. At HEC, we are focused on developing the world-wide market for reliable, site-specific, renewable power generation and alternative-fuel internal combustion engines. The marine engine industry segment is a prime example of how our engine and fuel technologies can serve a diverse marketplace.”

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and Gensets are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Media Contact:
Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
818.623.1099